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                                                                     Exhibit 5.1




                               November 25, 1996



The Gillette Company
Prudential Tower Building
Boston, Massachusetts 02199

        Re:   Registration Statement on Form S-4
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Ladies and Gentlemen:

        This opinion is furnished to you in connection with a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 114,160,951 shares of common stock, $1.00 par value per share (the "Shares"), of The Gillette Company, a Delaware corporation (the "Company"). The Shares are to be issued in connection with the Agreement and Plan of Merger dated as of September 12, 1996 (the "Merger Agreement") by and among the Company, Duracell International Inc. ("Duracell") and Alaska Acquisition Corp., a wholly-owned subsidiary of the Company and a Delaware corporation ("Sub"). The Merger Agreement provides for Sub to merge with and into Duracell (the "Merger") and for Duracell to survive the Merger as a wholly-owned subsidiary of the Company.

        I am Vice Chairman of the Board and Chief Legal Officer of the Company. In that capacity, I have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger. For purposes of this opinion, I have examined or caused to be examined by counsel retained by or on staff of the Company, among other things, originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

        I am a member of the bar of The Commonwealth of Massachusetts and the State of Ohio. This opinion is limited to the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

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        Based upon the foregoing, I am of the opinion that the Shares being issued by the Company have been duly authorized and, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as part of the Registration Statement, including but not limited to as an exhibit thereto, and to the use of my name therein and in the related joint proxy statement/prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.


                                                Very truly yours,


                                                /s/ Joseph E. Mullaney, Esq.

                                                Joseph E. Mullaney, Esq.